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                                                          Exhibit 23(a)




                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No 1. to Form S-3, No. 333-48161) and related Prospectus and Prospectus Supplement of Parkway Properties, Inc. and to the incorporation by reference therein of our report dated February 9, 1998, except for Note H, as to which the date is February 25, 1998, with respect to the consolidated financial statements of Parkway Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference in this Registration Statement of our report on the statements of rental revenue and direct operating expenses included in Parkway Properties, Inc.'s Current Report on Form 8-K dated February 18, 1998.



Jackson, Mississippi
April 6, 1998